Exhibit 99.2

CHARTER OF THE AUDIT COMMITTEE

OF

TINO GROUP LIMITED

(this “Charter”)

Effective [*], 2026

1.            PURPOSE

The purpose of the Audit Committee (the “Committee”) is to oversee:

(i)	the accounting, auditing and financial reporting processes of the financial statements of Tino Group Limited (the “Company”);

(ii)	the audits and integrity of the Company’s financial statements;

(iii)	the Company’s compliance with legal and regulatory requirements in relation to accounting, auditing and financial reporting, including those of the United States Securities and Exchange Commission (“SEC”) and of the Nasdaq Stock Market LLC (“Nasdaq”);

(iv)	the qualifications and independence of the registered accounting firm engaged for the purpose of preparing or issuing an audit report and performing other audit review or attestation services covering the consolidated financial statements of the Company (the “Independent Auditor” or “firm”); and

(vi)	to perform such further functions as may be consistent with this Charter, or as assigned by applicable law and regulations, the Company’s prevailing Memorandum and Articles of Association (the “M&A”), or the Board.

2.           COMPOSITION OF THE COMMITTEE

The Committee must consist of at least three directors. Each member of the Committee must satisfy the independence requirements of Nasdaq, except as otherwise permitted by applicable Nasdaq rules, including any applicable exemptions and transition periods. If, in exceptional and limited circumstances, the Board determines that it is in the best interests of the Company and its shareholders for one director who does not meet the full independence requirements to serve on the Committee, such director may do so, provided that the Board determines that the director’s appointment would not impair the purpose or integrity of the Committee. The nature of such relationship and the reasons for the determination shall be disclosed in the Company’s next annual report or proxy statement.

Each member of the Committee must be able to read and understand fundamental financial statements in accordance with Nasdaq’s audit committee requirements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K or the applicable provisions of Form 20-F.

Committee members must be appointed to the Committee by the Board. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director of the Company or until his or her earlier resignation or removal from the Committee or the Board. Any member may be removed from the Committee by the Board, with or without cause, at any time. Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

For clarity, while the Company may qualify as a “controlled company” under Nasdaq rules and may elect to rely on certain exemptions from corporate governance requirements, such as those relating to compensation and nominating committees, the Company is not exempt from the audit committee requirements under Nasdaq Rule 5605(c). Accordingly, the Committee shall continue to meet all applicable independence, composition, and functional requirements under Nasdaq and SEC rules.

3.           MEETINGS AND PROCEDURES

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities. This Committee will ordinarily meet in advance of the release of financial statements or earning results. Meetings may be conducted by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Committee may act by unanimous written consent. The Committee will cause to be kept adequate minutes of all its proceedings. The Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings, provided that they are consistent with the legal and regulatory requirements of SEC and Nasdaq, and any provisions of this Charter, the Company’s M&A or governing documents that are applicable to the Committee.

4.           AUTHORITY

The Committee shall have the authority necessary to discharge its duties and responsibilities.

The Committee has authority to retain and to approve fees of legal advisers, consultants and other advisors to assist the Committee with the execution of its duties and responsibilities set forth under this Charter (the “Committee’s Advisors”). The Committee shall receive appropriate funding from the Company for the payment of compensation to its Committee’s Advisors. The Committee shall also have the sole discretion to terminate the Committee’s Advisors so retained.

The Committee shall have the authority to conduct investigations that it deems necessary to fulfil its responsibilities. The Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s Independent Auditors or any other advisors retained by the Company to render advice to the Company, to attend a meeting of the Committee, or meet with any members of the Committee or the Committee’s Advisors. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

In carrying out its responsibilities, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with the Committee’s Advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of Committee’s Advisors, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfilment of its duties under this Charter.

Any communications between the Committee and legal advisers in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

5.            DUTIES AND RESPONSIBILITIES

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react to or respond to changing circumstances or conditions. In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, and the Company’s governing documents.

The following duties and responsibilities are within the authority of the Committee and are consistent with and subject to all applicable law and regulations, and the Company’s prevailing M&A.

A.	Appointment and Oversight of Independent Auditors

(i)	The Committee is responsible for the appointment, compensation, retention, and oversight of services provided by the Independent Auditor. As such, the Independent Auditor shall report directly to the Committee; and the Committee shall have the sole authority to (a) appoint and retain, (b) determine the funding for and (c) when appropriate, terminate the Independent Auditor.

(ii)	The Committee shall, no less than annually (including at the time it appoints the Independent Auditor), evaluate the Independent Auditor’s qualifications, performance, fees and independence, including an evaluation of the lead (or coordinating) audit partner having primary responsibility for the Company’s audit. In making its evaluation, the Committee shall:

(a)	receive disclosures from the Independent Auditor regarding relationships and services that may affect independence and take appropriate action to ensure continued compliance; and

(b)	take into account the opinions of management and the Company’s internal audit function.

(iii)	The Committee shall oversee the rotation of the lead (or coordinating) audit partners, to the extent required by applicable rules or regulations, and consider whether rotation of the Independent Auditor is required to ensure independence.

B.	Audits, Reports, Financial Statements, and Earning Releases

(i)	The Committee shall review, with the Independent Auditors, any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s response to such problems or difficulties.

(ii)	The Committee shall review reports required to be submitted by the Independent Auditors concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the Independent Auditors; (c) any other matters required to be communicated by the Independent Auditor under GAAP, including, if applicable, the Independent Auditor’s summary of any significant accounting, auditing or internal control issues, along with questions, comments and recommendations and management’s corrective action plans; and (d) any other material written communications with management.

(iii)	The Committee shall meet to review and discuss, in consultation with management and the Independent Auditor, before release:

(a)	the Company’s audited financial statements;

(b)	the Management’s Discussion and Analysis (or the equivalent sections) proposed to be included in the Company’s annual reports to be filed with the SEC;

(c)	the Independent Auditor’s report proposed to be included in the Company’s annual reports to be filed with the SEC;

(d)	financial information in the Company’s earnings releases; and

(e)	if deemed appropriate by the Committee, any other publicly disclosed financial information of the Company.

(iv)	In performing its duties and responsibilities under subsection (iii) above, the Committee shall review, with the Independent Auditor and management,

(a)	the certifications required to be made by management in relation to the filings, including regarding any significant deficiencies or weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a role in the Company’s system of internal control;

(b)	major issues regarding the presentation of, and the clarity of the disclosure in, the Company’s financial statements;

(c)	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(d)	major issues regarding the Company’s accounting principles and financial statement presentations, including: (1) significant changes in the Company’s selection or application of its accounting principles;(2) material questions of choice with respect to the appropriate accounting principles and practices used and to be used in the preparation of the Company’s financial statements, including judgments about the quality, not just acceptability, of accounting principles and (3) the reasonableness of those significant judgments;

(e)	significant regulatory and accounting initiatives, including material changes in, or adoptions of, accounting principles and disclosure practices and standards;

(f)	the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures on the Company’s financial statements;

(g)	any analyses prepared by management or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; and

(h)	other communications regarding the results of the Independent Auditor’s audit or review, including any other matters required to be communicated to the Committee by the Independent Auditor under GAAP or the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”).

C.	Compliance, Internal Controls & Risk Management

(i)	The Committee shall discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken by management. The Committee shall discuss the Company’s major financial risk exposures, including specific risks related to cybersecurity and technology, and any potential enterprise-wide risks, along with the steps management has taken to monitor and control such exposures.

(ii)	The Committee shall periodically review and assess with management and the Independent Auditor the adequacy of the Company’s internal control systems, the Company’s policies on compliance with laws and regulations and the methods and procedures for monitoring compliance with such policies, and shall recommend improvements of such controls, policies, methods and procedures.

D.	General

(i)	The Committee shall review recommendations made by the Independent Auditor and such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

(ii)	The Committee shall meet separately, and periodically, with management and representatives of the Company’s Independent Auditors. The Committee shall report regularly to the Board and such reports shall include any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s Independent Auditor and the performance of the Company’s internal audit function.

(iii)	The Committee shall conduct a self-evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness.

6.            Policy on Related Party Transactions

A.	Definitions

(i)	A “Related Party Transaction” is any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404 of Regulation S-K for domestic issuers, or Item 7.B of Form 20-F for foreign private issuers, in accordance with Nasdaq Listing Rule 5630.

(ii)	“Related Party” means any of the following: (1) a director (and includes any director nominee); (2) an executive officer; (3) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock (a “5% shareholder”); or (4) a person known by the Company to be an immediate family member of any of the foregoing.

(iii)	“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner.

B.	Review and Approval

(i)	Any Transaction with Related Parties must be approved or ratified by the Board after being reviewed by the Audit Committee. Any potential Related Party Transactions shall be reviewed and considered by the Committee, and where appropriate, in consultation with the Committee’s Advisor or the management.

(ii)	Each of the Company’s directors and executive officers shall inform the Chairperson of the Committee of any (potential) Related Party Transactions as soon as practicable after such person becomes aware of the potential Related Party Transaction or that a transaction might transpire to be a Related Party Transaction. The reporting person shall provide all relevant information regarding the (potential) Related Party Transaction available to him. The reporting person shall cooperate with the Company to make all such necessary disclosures required by the applicable SEC rules.

(iii)	In determining whether to recommend the approval of a Related Party Transaction, the Committee shall, to the extent relevant, consider the following factors and such other factors they deem fit:

(a)	whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;

(b)	the purpose of, and the potential benefits for the Company to enter into the Related Party Transaction;

(c)	whether the Related Party Transaction would impair the independence of an independent director;

(d)	whether the Related Party Transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant; and

(e)	any pre-existing contractual obligations.

(iii)	A Related Party Transaction entered into without pre-approval of the Committee shall not be deemed to violate this Policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this Policy.

C.	Exceptions

Notwithstanding the rules set forth above, the following transactions will not be reviewed and no approval or ratification based on this Policy is required.

(i)	A transaction or a series of similar transactions that are not material to the Company or the related party, or that are not unusual in nature or conditions, as contemplated under Item 7.B of Form 20-F..

(ii)	A Related Party Transaction entered into prior to the effective date of this Charter.

D.	Interested Committee Member.

Any member of the Committee who has an interest in the transaction under discussion shall declare his/her interest accordingly and abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the Committee, participate in some or all of the Committee’s discussions of the Related Party Transaction.

7.            DELEGATION OF DUTIES

The Committee may establish and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees consisting of one or more of its members, when the Committee deems it appropriate to do so in order to carry out its responsibilities.

8.            REVIEW AND DISCLOSURE OF THIS CHARTER

The Committee must periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration at least annually or more frequently as circumstances require.

If required by the rules of the SEC, this Charter, as amended from time to time, shall be made available to the public on the Company’s website and filed with the SEC in accordance with applicable SEC rules.